UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549
                                   FORM  12b-25

                           NOTIFICATION  OF  LATE  FILING
                           ---------------------------

 (CHECK ONE): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K  [X]Form 10-Q [ ]Form N-SAR

                       For  the  period  ended:  June  30,  2005
                       [  ]  Transition  Report  on  Form  10-K
                       [  ]  Transition  Report  on  Form  20-F
                       [  ]  Transition  Report  on  Form  11-K
                       [  ]  Transition  Report  on  Form  10-Q
                       [  ]  Transition  Report  on  Form  N-SAR

                        For  the  Transition  Period  Ended:

  If the notification relates to a portion of the filing checked above, Identify the Item(s) to which the notification relates:

                        PART  I  --  REGISTRANT  INFORMATION

                                FTS  GROUP,  INC.

                          -----------------------------
                             Full  Name  of  Registrant


                                 ---------------
                            Former  Name  if  Applicable

                            1049c  Oxford  Valley  Rd.
                           ---------------------------
            Address  of  Principal  Executive  Office  (Street  and  Number)

                          Levittown,  Pennsylvania  19057
                            -------------------------
                            City,  State  and  Zip  Code

                       PART  II  --  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ](c) The accountant's statement or other exhibit required by Rule 12b- 25(c) has been attached if applicable.

                              PART  III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to prepare the 10-QSB within the prescribed time period because the financials are not complete.

                          PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Scott  Gallagher  (215)  943-9979
----------------------------
(Name)       (Area  Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    FTS  GROUP,  INC.

                            -----------------------------
                  (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date   August  15,  2005                   By:  /s/  Scott  Gallagher
       ---------------               ----------------------------------
                                             Scott  Gallagher,  Chief
                                             Executive  Officer